Exhibit 99.2
Conference Call Script for 5/5/2010
Operator:

Good morning ladies and gentlemen, and welcome to the Heritage - Crystal Clean, Incorporated, First Quarter 2010 Earnings conference call. Today’s call is being recorded. At this time, all callers’ microphones are muted, and you will have an opportunity at the end of the presentation to ask questions. Instructions will be provided at that time for you to queue up your question. We ask that all callers limit themselves to one or two questions.

Some of the comments we will make today are forward-looking.  Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control.

These forward-looking statements speak as of today and you should not rely on them as representing our views in the future. We undertake no obligation to update these statements after this call. Please refer to our SEC filings, including our Annual Report on Form 10-K as well as our earnings release posted on our website for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the Investor Relations section of our website.

Also, please note that certain financial measures we may use on this call, such as “Earnings Before Interest, Taxes, Depreciation, and Amortization, or EBITDA,” are non-GAAP measures.  Please see our website for reconciliations of these non-GAAP financial measures to GAAP.

For more information about our Company, please visit our website at www.crystal-clean.com.

With us today, from the company, are the President and Chief Executive Officer, Mr. Joseph Chalhoub, the Chief Financial Officer and VP of Business Management, Mr. Greg Ray, and the Chief Accounting Officer, Ms. Ellie Chaves.  At this time I would like to turn the call over to Joe Chalhoub.  Please go ahead sir.

Joe Chalhoub:

Thank you, and welcome to our conference call.  Last night we issued our first quarter 2010 press release and posted it on the investor relations page of our website, for your review.

Today we will discuss the financials and our operations in the first quarter, provide an update on our oil re-refining project and respond to questions you may have relating to our business.

It is great to see our company resume year over year growth, albeit only 1%.  Our sales for the first quarter were $24.0 million compared to $23.8 million for the same quarter of 2009.  We are really encouraged that our average sales per working day has now posted two successive quarterly increases.  Our first quarter average daily sales was approximately $400,000 compared to $390,000 in the fourth quarter of 2009 and compared to $395,000 in the first quarter of 2009.

We continue to open new branches, and in the first quarter of 2010 we opened 4 new branches.  We now operate 62 branches including our first branch on the West Coast, in Los Angeles.  Of these branches, there were 58 that were in operation throughout both the first quarter of 2010 and 2009, and the same-branch sales for these branches was basically flat.

We are making progress with our recently-announced used oil re-refining project.  If you missed our recent announcement, we are proceeding with the design and construction of a plant that will allow us to process 50 million gallons per year of used oil and recycle this to produce 30 million gallons of lubricating base oil.  The estimated capital cost for the project is about $40 million and our plan is to begin producing lube oil around the middle of 2012.  Based on recent market prices for the feedstock and products, we estimate that this plant, when running at capacity, would contribute roughly $90 million in annual revenue at a 20% EBITDA margin.

Our work on this project is proceeding as expected.  We have continued to work on finalizing the site selection, permitting, and plant engineering, and we have begun to place significant orders for the equipment.  At the end of the first quarter, our accumulated capitalized spending on this project was just under $1 million, and we had placed orders for another $3 million.

We have begun a more rapid expansion of our used oil collection program, and added 3 new oil trucks during the first quarter alone.  We expect to continue to add new trucks at this pace throughout 2010, and believe that this will add about $1 million in net cost due to startup losses on the new routes that will be expensed, not capitalized.  Other than this cost, virtually all the other incremental costs related to our re-refining project are expected to be capitalized.

Overall, the attitude and energy in our company is very positive. Our sales team successfully weathered a very tough economic storm.  Our hundreds of dedicated employees are re-energized and motivated to deliver superior performance in a recovering economy.
Our Chief Financial Officer and Vice President, Business Management, Mr. Greg Ray, will now further discuss the financial results, and then we will open the call for your questions.

Greg Ray:

Thank you Joe.

It’s good to be with our investors today for HCCI’s first quarter 2010 conference call.

As Joe indicated, our average daily sales have increased for the second quarter in a row, and our earnings reflect this higher level of sales, as well as some success in controlling our costs during the recession.

As you probably know, when there are significant swings in the price of crude oil or solvent, this can lead to swings in our costs and income.  I’m pleased that the first quarter of 2010 had relatively little of this noise to filter out.  Crude oil prices inched up during the quarter, and this led to modestly higher costs for fuel, transportation, and solvent.  However, these increased costs were offset by inventory benefits, as we sold our reuse solvent at higher prices than it had been carried in our inventory.  Consequently, on a net basis this quarter experienced little impact from changing oil prices.

However, when comparing the first quarter of 2010 to the first quarter of 2009, please keep in mind that in 2009 we recorded significant costs related to rapidly falling energy prices, and this represented about $900,000 of pre-tax expense.

Our operating costs continue to benefit from the cost reduction measures implemented early in 2009.  Compared to the year-ago quarter, we are operating four more branches and we are investing in the expansion of our oil collection fleet, yet operating costs are up just 2%.

Joe mentioned that during 2010 we expect to spend approximately $1 million as we roll out new oil collection trucks and routes.  We expect these costs to start off slowly and escalate as additional units are put on the road.  In the first quarter of 2010, we spent approximately $100,000 rolling out new oil trucks.

Our SG&A expense in the first quarter of 2010 was $4.4 million, about $0.5 million more than in the first quarter of 2009.  This increase primarily results from two factors: 1st, an accrual for a state sales tax audit, and 2nd, an accrual for our Management Incentive Plan, as this expense increases when our business becomes more profitable.

We incurred no interest expense in either the first quarter of 2010 or 2009, as operations have provided sufficient cash to meet our capital requirements.  In the near future, we expect our capital spending to exceed our cash generated from operations, as we incur higher capital expenditures for our used oil re-refining project. We are continuing to evaluate our financing options for this project, and we will announce our conclusions when appropriate.  At the end of the first quarter, we had more than $1.0 million of cash on hand, and we owed nothing on our $30 million revolving credit facility.

For the first quarter, our net profit available to common stockholders was $662,000, compared to a profit of $100,000 in the first quarter of 2009.  Our basic and fully diluted earnings per share was $0.06, compared to $0.01 in the year-ago quarter.

We have a busy year ahead and we are excited about the prospect of returning to double digit growth in the next few quarters.  We are also working diligently on the used oil re-refining project, which we expect will add significant shareholder value, and we will keep you updated on our progress.

Thank you for your continuing interest in Heritage – Crystal Clean.

At this time, I will turn control of the call over to our Operator and she will advise you of the procedure to submit your questions.